                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 MERISEL, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                      $125.00
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
                                                         1994-10K
     -------------------------------------------------------------------------


     (3) Filing Party:
                           MERISEL, INC.
     -------------------------------------------------------------------------


     (4) Date Filed:
                            3/30/95
     -------------------------------------------------------------------------

Notes:

                               [LOGO OF MERISEL]

                                 MERISEL, INC.
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 1995



 TO THE STOCKHOLDERS OF MERISEL, INC.:

      The Annual Meeting of Stockholders (the "Annual Meeting") of Merisel, Inc. (the "Company") will be held on May 16, 1995, at 3:00 p.m. Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, for the following purposes as described in the accompanying Proxy
 Statement:

          1. To elect three Class II directors to the Board of Directors for terms expiring in 1998 to replace those directors whose terms expire in 1995.

          2. To consider and vote upon a proposal to (a) reapprove the Company's 1991 Employee Stock Option Plan, as amended (the "Plan"), and
      (b) approve amendments to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 shares to 2,000,000 shares and to establish a per employee maximum grant of option shares under the Plan.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed April 10, 1995 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. A copy of the Company's 1994 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 1994, is enclosed with this Notice of Annual Meeting but is not to be considered part of the proxy soliciting material.

      All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

                                  By Order of the Board of Directors

                                  /s/ JAMES L. BRILL

                                  James L. Brill
                                  Secretary

 El Segundo, California
 April 14, 1995

                              [LOGO OF MERISEL]

                                 MERISEL, INC.
                           200 CONTINENTAL BOULEVARD
                          EL SEGUNDO, CALIFORNIA 90245
                                ---------------

                                PROXY STATEMENT

                                ---------------

                              GENERAL INFORMATION


           This Proxy Statement is being sent on or about April 14, 1995, in connection with the solicitation of proxies by the Board of Directors of Merisel, Inc., a Delaware corporation (the "Company" or "Merisel"). The proxies are for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held on May 16, 1995, at 3:00 p.m. Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California and at any meetings held upon adjournment thereof. The record date for the Annual Meeting is the close of business on April 10, 1995 (the "Record Date"), and all holders of record of Merisel's common stock, par value $0.01 per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any meetings held upon adjournment thereof. The Company's principal executive offices are located at 200 Continental Boulevard, El Segundo, California 90245, and its telephone number is (310) 615-3080.

           A proxy form for use at the Annual Meeting is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided in order to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting: (a) for the Board of Directors' slate of nominees; (b) to reapprove the Company's 1991 Employee Stock Option Plan, as amended (the "Plan") and to approve amendments to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 shares to 2,000,000 shares and to establish a per employee maximum grant of option shares under the Plan (collectively, the "Option Plan Proposal"); and (c) as recommended by the Board of Directors with regard to all other matters in its discretion.

           The only voting securities of the Company are the outstanding shares of Common Stock. At the Record Date, the Company had 29,757,424 shares of Common Stock outstanding. At the Record Date, the Company had 1,179 stockholders of record. The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. As to all matters, each holder of Common Stock is entitled to one vote for each share of Common Stock held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The director nominees who receive the greatest number of votes at the Annual Meeting will be elected to the Board of Directors of the Company. Stockholders are not entitled to cumulate votes. Approval of the Option Plan Proposal requires a majority of the voting stock of the Company which is represented and is entitled to vote at the Annual

 Meeting. Votes against a candidate and votes withheld have no legal effect with respect to the election of directors. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

           The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by Merisel. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.

           The Company was originally incorporated in California in October 1980, was reincorporated in Delaware in August 1988 and changed its name from Softsel Computer Products, Inc. to Merisel, Inc. in August 1990. As used in this Proxy Statement, "the Company" and "Merisel" refer to Merisel, Inc. for periods after August 1990. For periods prior to August 1990 but after August 1988, "the Company" refers to Softsel Computer Products, Inc., a Delaware corporation, and, for periods prior to August 1988, "the Company" refers to the predecessor California corporation. In April 1990, the Company acquired Microamerica, Inc., a Delaware corporation ("Microamerica"). As used in this Proxy Statement, "Microamerica" refers to Microamerica, Inc., an independent entity for periods prior to April 9, 1990. On January 31, 1994, the Company, through its wholly-owned subsidiary, Merisel FAB, Inc., acquired certain assets of the United States Franchise and Distribution Division of Vanstar Corporation (formerly ComputerLand Corporation).

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

       The Board of Directors presently consists of eight members divided into three classes serving staggered terms, with one class of directors elected annually. Each class consists of three directors. There is currently one vacancy in Class III. At the Annual Meeting, the terms of the three present directors constituting Class II will expire. The term of the directors in Class III extends through 1996, and the term of the directors in Class I extends through 1997. The table below indicates the names of the directors in each class and the expiration of the terms of the directors in each class.

           Class I                     Class II                 Class III
- -------------------------       ------------------------    -----------------------
(terms expiring in 1997)        (terms expiring in 1995)      (terms expiring in 1996)
James L. Brill                  Joseph Abrams                 David L. House
Lawrence J. Schoenberg          Dr. Arnold Miller
David S. Wagman                 Michael D. Pickett            Dwight A. Steffensen

       The Board of Directors has nominated the three incumbent Class II directors named above for election as Class II directors at the Annual Meeting. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.
 Each director elected to Class II at the Annual Meeting will be elected for a three-year term which will expire in 1998.

       If, by reason of death or other unexpected occurrence, any one or more of such nominees should for any reason become unavailable for election (although management knows of no reason to anticipate that this will occur), the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

       No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship between them nor with any director or executive officer of the Company.

 INFORMATION REGARDING NOMINEES AND THE BOARD OF DIRECTORS; DIRECTOR
 COMPENSATION

       The nominees for election as Class II directors and all current Class I and III directors are listed below, together with their ages and all Company positions and offices held by them.

            NAME                AGE*                    POSITION
- -----------------------------   ----   -----------------------------------------
Michael D. Pickett...........     47   Chairman of the Board of Directors,
                                       President and Chief Executive Officer
David S. Wagman..............     43   Vice Chairman of the Board of Directors
James L. Brill...............     43   Senior Vice President-Finance, Chief
                                       Financial Officer, Secretary and Director
Joseph Abrams................     59   Director
David L. House...............     52   Director
Dr. Arnold Miller............     66   Director
Lawrence J. Schoenberg.......     62   Director
Dwight A. Steffensen.........     51   Director

- --------------
 * As of March 22, 1995

       The business experience, principal occupations and employment during the past five years of each of the nominees for election as Class II directors and each of the Class I and III directors, together with their periods of service as directors and executive officers of the Company, as applicable, are set forth below.

       Michael D. Pickett joined the Company in October 1983 as Vice President, Finance and Chief Financial Officer and was appointed President and Chief Operating Officer effective April 1986 and Chief Executive Officer in June 1988. He was elected a director in December 1987 and became Co-Chairman of the Board of Directors in May 1992. Mr. Pickett was named Chairman in February 1995. Prior to joining the Company, Mr. Pickett was a partner of Deloitte & Touche, a public accounting firm.

       David S. Wagman co-founded the Company in October 1980, was the Chairman of the Board of Directors from that time until May 1985 and was its Co-Chairman from May 1985 to May 1992, at which time he became Vice Chairman of the Board. Mr. Wagman has also been a director of the Company since its inception, and served as the Company's Secretary from formation until May 1992.

       James L. Brill joined the Company in May 1988 as Vice President-Finance, Chief Financial Officer and Assistant Secretary. He was elected a director in April 1990 and, while retaining his position as Chief Financial Officer, became Senior Vice President-Finance and Secretary in May 1992. For eight years prior to joining the Company, Mr. Brill was employed at Union Bank, one of the Company's lending banks, where his most recent position was Regional Vice President. At Union Bank, Mr. Brill was responsible for the lending relationship with the Company.

       Joseph Abrams was elected a director of the Company following the acquisition of Microamerica in April 1990. Mr. Abrams had previously served as a director of Microamerica from 1983 to April 1990 and also served as President, Chief Operating Officer and Secretary of AGS Computers, Inc. ("AGS"), a software development company, which was a subsidiary of NYNEX Corp., a telecommunications company, from 1988 until his retirement in 1993. He is also a director of Spectrum Signal Processing, a hardware and software electronics company.

       David L. House was appointed to the Board of Directors in March 1994 to fill a vacancy. Since 1987, Mr. House has served as Senior Vice President and Director of Corporate Strategy of Intel Corporation, a manufacturer of microprocessing systems, where he has been employed in various capacities since 1974.

       Dr. Arnold Miller was elected to the Board of Directors in August 1989. Since its formation in 1987, he has been President of Technology Strategy Group, a consulting firm organized to assist businesses and government in the fields of corporate strategy development, international technology transfer and joint ventures, as well as business operations support. Prior to joining Technology Strategy Group, Dr. Miller was employed at Xerox Corporation, a consumer products and information services company, for 14 years, where his most recent position was Corporate Vice President with responsibility for worldwide electronics operations.

       Lawrence J. Schoenberg was elected a director of the Company following the acquisition of Microamerica in April 1990. Mr. Schoenberg had previously served as a director of Microamerica from 1983 to April 1990. From 1967 through 1990, Mr. Schoenberg served as Chairman of the Board and Chief Executive Officer of AGS. From January to December 1991, Mr. Schoenberg served as Chairman and as a member of the executive committee of the Board of Directors of AGS. Mr. Schoenberg retired from AGS in 1992. He is also a director of Sungard Data Services, Inc., a computer services company, Government Technology Services, Inc., a microcomputer reseller, Image Business Systems, Inc., an imaging software company, and Penn-America Group, Inc., a casualty insurance company.

       Dwight A. Steffensen was elected to the Board of Directors in August 1990. From January 1985 to March 1992, Mr. Steffensen served as a director and Executive Vice President of Bergen Brunswig Corporation, a pharmaceuticals distributor. In April 1992, Mr. Steffensen assumed the position of President for that entity.

       The Company's Board of Directors met seven times during the fiscal year ended December 31, 1994. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served that occurred during this period. During fiscal 1994, each nonemployee director was entitled to receive an annual retainer of $8,000, $1,000 per Board of Directors meeting attended, $5,000 annually for acting as the chairman of a committee of the Board, $2,000 annually for committee membership, $250 per committee meeting attended and reimbursement for travel expenses to and from Board of Directors and committee meetings. Additionally, pursuant to the Company's 1992 Stock Option Plan for Nonemployee Directors (the "Nonemployee Director Plan"), immediately following the Company's 1994 Annual Meeting, Messrs. Abrams, Miller, Schoenberg, Steffensen and Wagman were each awarded options to purchase 1,000 shares of Common Stock at an exercise price of $15.00 per share.

       The Nonemployee Director Plan provides for the granting of nonqualified stock options to each member of the Company's Board of Directors who is not otherwise an employee or officer of the Company or any subsidiary of the Company (an "Eligible Director"). Currently, six members of the Board of Directors are Eligible Directors. The Nonemployee Director Plan provides for the issuance of options to purchase up to 50,000 shares of Common Stock at an exercise price per share of not less than the fair market value of the Common Stock on the date of grant.

       The Nonemployee Director Plan provides for initial grants with respect to options to purchase 1,000 shares of Common Stock to each Eligible Director immediately following the annual meeting at which such director is first elected or appointed, whichever is applicable. Each Eligible Director who has received an initial option grant will also receive annual automatic option grants of 1,000 shares immediately following each of the Company's annual meetings. Each option becomes exercisable when, and only if, the optionee continues to serve as a director for twelve months following the date on which the option was granted. Options expire ten years and one day from the date of grant, subject to earlier termination in accordance with the Nonemployee Director Plan. Any vested and exercisable options may be exercised in whole or in part by payment in cash of the full exercise price.

       The Board of Directors maintains an Audit Committee which is currently comprised of Dr. Miller and Mr. Schoenberg. The Audit Committee met six times in fiscal 1994. The Audit Committee was formed to, among other things, consult and meet with the Company's auditors and its Chief Financial Officer and other finance and accounting personnel, review potential conflict of interest situations, where appropriate, and report and make recommendations to the full Board of Directors regarding such matters. The Board of Directors has an Organization and Compensation Committee which is currently comprised of Messrs. Abrams, Steffensen and Wagman. The Organization and Compensation Committee met four times in fiscal 1994. The Board of Directors does not maintain a nominating committee.

       For further information regarding the nominees for election as Class II directors and the Class I and III directors, including stock ownership and related party transactions, see "Security Ownership of Principal Stockholders, Directors and Officers" and "Executive Officers, Compensation and Other Information" below.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                       DIRECTORS AND EXECUTIVE OFFICERS

 The following table sets forth as of March 22, 1995 certain information regarding beneficial ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of Common Stock as of such date, each director, certain executive officers of the Company and all directors and executive officers, as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable.

                                          COMMON STOCK           PERCENT OF
        NAME AND ADDRESS              BENEFICIALLY  OWNED       SHARES OWNED
- -----------------------------------   -------------------       ------------
David S. Wagman (1)
Merisel, Inc.
200 Continental Boulevard
El Segundo, California 90245.........      2,247,000               7.55%

Michael D. Pickett(2)................        499,871               1.68%

James L. Brill(2)....................        148,388                  *

John J. Connors(2)...................        104,409                  *

Susan J. Miller-Smith(2).............         51,147                  *

Paul M. Lemerise(2)..................         27,500                  *

David L. House(2)....................          1,000                  *

Joseph Abrams(3).....................        598,560               2.01%

Dr. Arnold Miller(3).................          5,000                  *

Lawrence J. Schoenberg(3)............        362,884               1.22%

Dwight A. Steffensen(2)..............          3,000                  *

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109(4).......      3,214,200              10.80%

State of Wisconsin Investment Board
P.O. Box 7842
Madison, Wisconsin 53707 (5).........      2,925,000               9.83%

Wellington Management Company
75 State Street
Boston, Massachusetts 02109(5)(6)....      2,887,780               9.70%

Robert S. Leff
c/o Merisel, Inc.
200 Continental Boulevard
El Segundo, California 90245(5)(7)...      2,015,848               6.77%

All Directors and Executive
 Officers as a Group
  (14 persons)(8)....................      4,100,215              13.78%

- ---------------
  *  Percentage of Common Stock owned is less than one percent.

                                           (footnotes on following page)

 (1) Shares are held by Mr. Wagman as Trustee of the David S. Wagman Trust dated March 3, 1982; includes 1,000 shares issuable with respect to stock options exercisable within 60 days after March 22, 1995.

 (2) Represents shares issuable with respect to stock options exercisable within 60 days after March 22, 1995.

 (3) Includes 3,000 shares issuable with respect to stock options exercisable within 60 days after March 22, 1995.

 (4) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor, may be deemed the beneficial owner of 2,976,100 shares of Common Stock, or 10.0%, as a result of acting as investment advisor to several investment companies. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank (as defined by the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) may be deemed to be the beneficial owner of 238,100 shares of Common Stock, or 0.80%, as a result of its serving as investment manager of several institutional accounts. Edward C. Johnson 3d and Abigail P. Johnson each own 24.9% of the outstanding voting common stock of FMR Corp. All of the above information is taken from and furnished in reliance upon the Schedule 13G, as amended to date, filed by FMR Corp. and Mr. Johnson pursuant to Section 13(g) of the Exchange Act.

 (5) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G, as amended to date, filed by the stockholder pursuant to Section 13(g) of the Exchange Act.

 (6) Wellington Management Company, in its capacity as investment advisor, may be deemed beneficial owner of such shares, which are owned by certain of Wellington's investment counseling clients.

 (7) Shares are held by Mr. Leff as Trustee of the Robert S. Leff Trust dated February 23, 1990. Mr. Leff's share holdings include 9,290 and 10,200 shares held by his wife and minor sons, respectively.

 (8) Includes 981,180 shares issuable with respect to stock options exercisable within 60 days after March 22, 1995.

                       EXECUTIVE OFFICERS, COMPENSATION
                             AND OTHER INFORMATION

 EXECUTIVE OFFICERS

      Set forth in the table below are the names, ages and offices held by all executive officers of the Company.

            NAME                AGE*                    POSITION
- ----------------------------   -----   --------------------------------------------
Michael D. Pickett...........     47   Chairman of the Board of Directors,
                                       President and Chief Executive Officer
James L. Brill...............     43   Senior Vice President-Finance, Chief
                                       Financial Officer and Secretary
John F. Thompson.............     50   Senior Vice President-Worldwide Operations
Susan J. Miller-Smith........     42   Senior Vice President-European Operations
Thomas P. Reeves.............     33   Senior Vice President-Canadian Operations
Paul M. Lemerise.............     49   Senior Vice President-Worldwide
                                       Information Services
Martin D. Wolf...............     36   Senior Vice President
Verilyn Smith................     42   Senior Vice President-Franchise and
                                       Aggregator Operations and Asia/Pacific
                                       Operations

- ---------------
* As of March 22 1995

      Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience for the previous five years of all executive officers except those who are also directors. For information concerning the business experience of Messrs. Pickett and Brill see "Information Regarding Nominees and the Board of Directors" above.

      John F. Thompson joined the Company in April 1983 as Vice President-Operations, became Senior Vice President-Operations in April 1989 and became Senior Vice President-Worldwide Operations in May 1992. Prior to joining the Company, Mr. Thompson was Vice President, Manufacturing and Distribution of Vidal Sassoon, Inc., a consumer products company.

      Susan J. Miller-Smith joined Merisel in 1987 as President of the Company's Canadian subsidiary and became a Senior Vice President in charge of Canadian operations in May 1992. She continued in that capacity until August 1994, when she was named Senior Vice President-European Operations and became Managing Director of the Company's operations in Europe.

      Thomas P. Reeves joined Merisel in 1987 as director of International Strategic Planning. From March 1990 to February 1992, Mr. Reeves served as Managing Director of the Company's United Kingdom subsidiary. From February 1992 until August 1994, Mr. Reeves served as the Company's Managing Director of operations in Europe. Mr. Reeves was named Senior Vice President-European Operations in May 1992. In August 1994, he became Senior Vice President-Canadian Operations as well as President of the Company's Canadian subsidiary.

      Paul M. Lemerise joined Merisel in May 1992 as Senior Vice President-Worldwide Information Services. From February 1990 to April 1992, Mr. Lemerise served as Vice President of Management Information Systems at Marshall Industries, an industrial distributor of electronic components. From 1984 to 1990, Mr. Lemerise served as Divisional Vice President, Information Services at Carter Hawley Hale Corporation, a major California retailer.

      Martin D. Wolf joined the Company in February 1994 as President of Merisel FAB, Inc. and became Senior Vice President of the Company in March 1994. In March 1995, he was named Executive Vice President of Merisel Americas, Inc., to fulfill a senior level business development role. From July 1989, until he joined the Company, Mr. Wolf was employed by Vanstar Corporation (formerly ComputerLand Corporation), a computer products reseller, most recently as President of the U.S. Franchise and Distribution Division.

      Verilyn Smith joined the Company in October 1989 as Managing Director of Merisel Australia and became Managing Director of the Company's Asia Pacific region in February 1994. She was appointed Senior Vice President-Asia/Pacific Operations in December 1994. In March 1995, she was named Senior Vice President- Franchise and Aggregation Operations and President of Merisel FAB, Inc.

 SECTION 16 MATTERS

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market, and to furnish the Company with copies of all Section 16(a) forms they file.

      Based on its review of the copies of such forms received by it and on written representations from such persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 1994, all filing requirements applicable to its directors and executive officers were complied with, except for the following: Form 4s, each reporting the annual grant of options to non-employee directors, were filed late by Dr. Miller and Messrs. Abrams, House, Schoenberg, Wagman and Steffensen; and one Form 3 reporting her appointment as an executive officer was filed late by Verilyn Smith.

 EXECUTIVE COMPENSATION

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                                  SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                         ANNUAL COMPENSATION (1)        AWARDS(3)        ALL OTHER
                                         -------------------------    ------------     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)(2)  BONUS($)(2)     OPTIONS(#)         ($)(4)
- ------------------------------  ----     -----------   -----------    ------------     ------------
Michael D. Pickett,             1994     501,630           77,438           -0-              17,022
Chairman of the Board of        1993     490,066          279,688           -0-              18,739
 Directors, Chief Executive     1992     440,000          303,025(5)      150,000            17,157
 Officer and President(6)

John J. Connors,                1994     311,250           12,500           -0-               3,198
Formerly Senior Vice            1993     297,984           87,500           -0-               4,915
President-U.S. Operations(7)    1992     257,017          116,656          75,000               198

James L. Brill,                 1994     217,517           19,688           -0-               3,306
Senior Vice President-          1993     207,503           72,656           -0-               4,122
Finance, Chief Financial        1992     190,000           75,281          55,000             3,447
Officer and Secretary

Susan J. Miller-Smith,          1994     160,854           91,488           -0-             177,308
Senior Vice President           1993     166,346           95,112           -0-               5,944
Managing Director-Europe(8)     1992     162,071           87,345          55,000             4,510

Paul M. Lemerise,               1994     216,029           26,563           -0-               3,522
Senior Vice                     1993     191,030           40,507           -0-               5,088
President-Worldwide             1992     137,951           58,228          55,000             3,429
 Information Services(9)

- --------------------
 (1) While the named executive officers enjoyed certain perquisites commensurate with their positions with the Company, such perquisites did not exceed the lesser of $50,000 or ten percent (10%) of such officer's salary and bonus.

 (2) Portions of the salary and/or bonus earned by named executive officers may be deferred pursuant to the Company's executive deferred compensation plan (the "Deferred Compensation Plan"), which was adopted by the Board of Directors in 1990. Under the Deferred Compensation Plan, executive officers may elect on an annual basis to defer any portion of their pre-tax compensation until retirement or termination of employment. The Company will pay participants in the Deferred Compensation Plan, upon retirement or termination of employment, an amount equal to the amount of deferred compensation plus a guaranteed return at a specified rate that is no less than a base interest rate. In addition, upon the death of a participant the Company will pay a death benefit to a named beneficiary.

 (3) The Company does not have a restricted stock award program and does not presently compensate its executive officers pursuant to any long-term incentive Plan as defined in Item 402(a)(7)(iii) of Regulation S-K. The only long-term compensatory arrangement the Company has for its executive officers is its stock option Plan, grants under which are listed in the Summary Compensation Table for completeness of presentation.

 (4) For Mr. Pickett, the amount listed for 1994 includes the Company's contributions on behalf of Mr. Pickett of (a) $13,500 to Mr. Pickett's spit-dollar life insurance policy, (b) $3,000 to the Merisel, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan"), (c) $522 of premiums paid with respect to the Company's group term life insurance policy (the "Term Life Policy"). For Mr. Connors, the amount listed for 1994 includes the Company's contributions on behalf of Mr. Connors of (a) $3,000 to the 401(k) Plan and (b) $198 to the Term Life Policy. For Mr. Brill, the amount listed for 1994 includes the Company's contributions on behalf of Mr. Brill of (a) $3,000 to the 401(k) Plan and (b) $306 to the Term Life Policy. For Ms. Miller-Smith, the amount listed for 1994 includes (a) reimbursement of relocation costs of $172,989 as further described below,
     (b) $2,739 in imputed interest with respect to a relocation loan as further described below, and (c) the Company's contribution on behalf of Ms. Miller-Smith of $1,580 to the Term Life Policy. For Mr. Lemerise, the amount listed for 1994 includes the Company's contributions on behalf of Mr. Lemerise of (a) $3,000 to the 401(k) Plan and (b) $522 to the Term Life Policy. Itemized disclosure of amounts of other compensation in 1993 and 1992 is not required.

 (5) Includes a bonus paid to Mr. Pickett in the amount of $56,775 to allow Mr. Pickett to pay the interest due on a promissory note issued by him to the Company, which note was paid in full in March 1992.

 (6) In addition to his positions as Merisel's Chief Executive Officer and President, Mr. Pickett became Co-Chairman of the Company's Board of Directors in May 1992 and Chairman in February 1995.

 (7) Mr. Connors became Senior Vice President-U.S. Operations in May 1992. Mr. Connors' employment with Merisel commenced in April 1990 in connection with the Company's acquisition of Microamerica. He resigned all of his positions with the Company and its subsidiaries in February 1995.

 (8) Ms. Miller-Smith became Senior Vice President-Canadian Operations in May 1992. She was named Senior Vice President-European Operations in August 1994.

 (9) Mr. Lemerise became Senior Vice President-Worldwide Information Services in May 1992.


 OPTIONS IN 1994 FISCAL YEAR

     The following tables summarize option exercises during the 1994 fiscal year by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of the 1994 fiscal year. No option grants were made in the 1994 fiscal year to the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN 1994 FISCAL YEAR
                 AND VALUE OF OPTIONS AT FISCAL 1994 YEAR END

                                                                           NUMBER OF
                                                                    SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                                      FISCAL YEAR END (#)            FISCAL YEAR END ($)(1)
                                                                 ----------------------------    -----------------------------
                                SHARES
                              ACQUIRED ON          VALUE
      NAME                    EXERCISE (#)       REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
- -------------------------    -------------      -------------    -----------    -------------    -----------     -------------
Michael D. Pickett                    -0-                 -0-        499,871           75,000     $2,439,730               -0-
John J. Connors                       -0-                 -0-        104,409           37,500        207,983               -0-
James L. Brill                        -0-                 -0-        148,388           27,500        511,628               -0-
Susan J. Miller-Smith                 -0-                 -0-         51,147           27,500         25,423               -0-
Paul M. Lemerise                      -0-                 -0-         27,500           27,500            -0-               -0-

- ----------------------
 (1) Value is determined by subtracting the exercise price of each option held by the named executive officer from $8.00, the fair market value of the Common Stock as of December 31, 1994, and multiplying the resulting number by the number of underlying shares of Common Stock.

 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In April 1992, the Company and Mr. Pickett entered into a five-year employment agreement. Pursuant to the terms of that agreement, Mr. Pickett will serve as the Chairman of the Board of Directors, President and Chief Executive Officer of Merisel with an annual salary (subject to discretionary increases approved by the Board of Directors) of $502,092 (as of April 1, 1995) and, if predetermined objectives are achieved, an annual performance bonus of at least $295,000 under any management bonus plan adopted by the Board of Directors. The agreement provides Mr. Pickett with certain other benefits, including up to $15,000 per year for personal legal and accounting expenses, reimbursement of business and automobile expenses. If Merisel terminates Mr. Pickett's employment without cause, his employment agreement provides that he will receive, among other things, a severance payment equal to his base salary for eighteen months ($753,138 based on his current base salary) and a prorated portion of his annual performance bonus. In the event of a sale of all or substantially all of Merisel's operating assets to an unrelated party or a reorganization, merger or consolidation in which the capital stock of Merisel is exchanged for or converted into less than a majority of the voting stock of the surviving entity, Mr. Pickett would be able to terminate his employment agreement within six months of such event and receive the same severance payments and other benefits as would be provided had Merisel terminated his employment without cause. In the event of Mr. Pickett's death or disability, Merisel would be obligated to make a severance payment equal to, among other things, Mr. Pickett's base salary for six months ($251,046 based on his current salary) and a prorated portion of his annual performance bonus.

     In January 1995, the Company entered into an Early Retirement Agreement with John Connors. Mr. Connors has resigned as Senior Vice President, but continues to remain employed by the Company on a part-time basis until February 1996. Under his agreement, Mr. Connors will receive cash compensation of $500,000 plus certain benefits. In exchange, Mr. Connors has agreed not to compete with Merisel or to hire any of Merisel's employees for the term of the agreement.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1990, Microamerica advanced $65,000 to Mr. Connors pursuant to a one-year note bearing interest at the rate of 10% per annum. Merisel became the lender under this note in March 1991 when Microamerica was acquired by the Company. In March 1992, Mr. Connors paid the Company approximately $77,000 to cover such advance, plus all accrued interest due thereon. In addition, in October 1990, Merisel advanced $427,000 to Mr. Connors in connection with his relocation. In 1991, as part of his relocation agreement, the Company forgave $127,000 of such advance to reimburse Mr. Connors for the loss on the sale of his prior residence. In April 1991, Mr. Connors delivered a promissory note to the Company with regard to the $300,000 remaining balance of such advance. In January 1994, Mr. Connors repaid the note in full.

     In April 1988 the Company advanced Ms. Miller-Smith $100,000 Canadian dollars as part of a relocation allowance. Such advance was made on an interest-free basis and is evidenced by a fully-secured demand note payable on the termination of Ms. Miller-Smith's employment. In August 1994, Ms. Miller-Smith was named Senior Vice President-European Operations. In connection with her move from Canada to the United Kingdom, the Company reimbursed Ms. Miller-Smith for certain relocation costs including, costs incurred in connection with the marketing and sale of her primary residence, moving expenses, reimbursement of her monthly housing costs while in the United Kingdom and reimbursement of the incremental increase in payroll taxes incurred while in the United Kingdom. In addition, due to her relocation to the United Kingdom and her assumption of the responsibility of Senior Vice President-European Operations, her bonus payments were guaranteed to her for the last two quarters of fiscal 1994.

     Merisel has entered into Indemnity Agreements with each of its directors and certain of its officers, which agreements require Merisel, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of Merisel (other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest), and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

 ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During fiscal 1994, the Organization and Compensation Committee (the "Committee") of the Merisel Board of Directors was comprised of Messrs. Abrams, Steffensen and Wagman. The Committee establishes policies relating to the compensation of Company executive officers and other key employees and oversees the administration of the Company's employee stock option Plan. All decisions of the Committee relating to compensation of the Company's executive officers are ratified by the entire Board of Directors, except for decisions relating to the grant of stock options to executive officers, which must be made solely by the Committee in order for the grants of such options to satisfy Rule 16b-3 of the Exchange Act of 1934. In the 1994 fiscal year, the Company's Board of Directors ratified all of the Committee's recommendations regarding executive compensation, as submitted. Additionally, each member of the Board of Directors who is also an executive officer does not participate when the Board of Directors reviews his compensation.

     As required by rules designated to enhance the disclosure of Merisel's executive compensation policies and practices, the following is the Committee's report submitted to the Board of Directors addressing the compensation of the Company's executive officers for the 1994 fiscal year.

     Compensation Policy.
     -------------------

     Merisel's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers. The Committee attempts to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of internal strategic objectives and (b) executive stock options through the Company's stock option Plan. The Committee believes that cash compensation in the form of salary and bonus provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership, which in turn leads to the expansion of management's stake in the long-term performance and success of the Company. With regard to the Internal Revenue Code provisions limiting the deductibility of compensation to certain executive officers in excess of $1 million, the Company intends to take all necessary steps to cause the compensation paid to its executive officers to be deductible by the Company. From time to time the Committee compares the level of base salaries with other publicly held distributors of all types of products.

          Base Salary. In December 1993, the Committee approved the base salaries for fiscal 1994 for Messrs. Pickett and Brill, executive officers who are also members of the Board of Directors and also for Mr. Leff, who at the time was an executive officer and a member of the Board of Directors. Base salaries of other executive officers were determined by Mr. Pickett, in his capacity as Chief Executive Officer. Both Mr. Pickett and Mr. Leff received an increase in their base salaries equal to the amount of annual club dues that the Company had previously paid on their behalf. In lieu of any other increase in Mr. Pickett's base salary, the Committee agreed with Mr. Pickett to increase the long-term compensation component of his compensation by increasing the amount of stock options that he would otherwise ordinarily receive at his next scheduled award date. The other executive officers, including Mr. Brill, generally received raises of 5% in their annual base salary for fiscal 1994.
 In addition, a greater portion of Mr. Lemerise's total short term compensation for fiscal 1994 was allocated to his base salary. Raises in base salary for fiscal 1994 primarily reflected the improved corporate performance and profitability in fiscal 1993, as well as increased job responsibilities as a result of the Corporation's significantly increased size and sales volume in fiscal 1993. However, due to the Company's financial performance in fiscal 1994, the base salary level of all executive officers in fiscal 1995 have been frozen and have not been increased. Only Susan Miller-Smith's, Thomas Reeves' and Verilyn Smith's 1995 base salaries have been changed as a result of the new positions held within the Company by each of these executives. Base salaries in 1994 were paid either directly to the Company's executive officers in cash or, at the option of the executive, deferred as part of the Deferred Compensation Plan or the 401(k) Plan.

          Bonuses. In March 1994, the Committee approved the Merisel 1994 Management Incentive Program (the "1994 Incentive Program"), intended to encourage and reward the achievement of certain short-term corporate objectives. Participants in the 1994 Incentive Program were assigned target bonus amounts ranging from 20% to 60% of the base salaries paid to such persons. Actual bonuses could then range from 0% to 150% of the target amounts, depending on the level of achievement of various performance objectives, including the satisfaction of net income milestones, the achievement of cost center budgets, the completion of priority tasks or a combination of these objectives. Bonuses were paid quarterly, based upon whether the executive met quarterly objectives. In 1994, quarterly performance objectives established under the 1994 Incentive Program were fully met 25%, 0%, 25%, and 50% of the time, for Messrs. Pickett, Connors, Brill, and Lemerise, respectively, over the whole of the fiscal year. Ms. Miller-Smith did not fully meet her quarterly performance objectives in the first two quarters of fiscal 1994. Due to her relocation to the United Kingdom and her assumption of the responsibilities of Senior Vice President-European Operations, her bonus payments were guaranteed to her for the last two quarters of fiscal 1994.

 In 1994, quarterly bonuses paid to the five named executive officers under the 1994 Incentive Program ranged from $12,500 to $91,488, and ranged from 4% to 57% of such officers' base salaries.

          Stock Options. No option grants were made in 1994 to Mr. Pickett or to the other named executive officers. In 1992, the Committee adopted a long-term incentive compensation strategy to provide incentives and reward management's contribution to the achievement of long-term Company performance, as measured by the market value of the Common Stock. Under this long-term strategy, the Committee awarded stock options in 1992 to executive officers under the Company's existing employee stock option plan who were deemed to be able to cause a measurable impact on the Company's earnings per share over an extended period. The options granted in 1992 vest over a five-year period, with 25% vesting in each of the first three years, 15% vesting in year four and the remainder vesting in year five. Although the Committee's long-term compensation strategy is subject to change, the Committee presently intends to grant additional stock options or provide some other form of long-term incentive award to senior management every three years after the original grants, in order to provide some overlap in vesting between the original grants and the subsequent long-term awards. The Committee believes this strategy provides additional incentives for senior management to remain with the Company and improve its long-term performance.

     Fiscal 1994 Performance.
     -----------------------

     In fiscal 1994, Merisel's net income decreased by 61.9% to $11.6 million, from $30.4 million in fiscal 1993, and earnings per share decreased by 62% to $0.38 per share, from $1.00 per share in fiscal 1993. Additionally, net sales grew to $5.0 billion in fiscal 1994 from $3.1 billion in fiscal 1993, an increase of 63%. The market value of the Common Stock fell to $8.00 on December 31, 1994 from $18.375 on December 31, 1993. As a result of this performance, the combined base salary plus bonus payments to Messrs. Pickett, Connors and Brill in fiscal 1994 decreased by $190,686, $61,734, and $42,954, respectively, from such payments in fiscal 1993. Only Mr. Lemerise's and Ms. Miller-Smith's combined base salary plus bonus increased from fiscal 1993 to fiscal 1994. Ms. Miller-Smith's increase was due to her revised compensation level as a result of her relocation to the United Kingdom and her assumption of the responsibilities of Senior Vice President-European Operations. In addition, the Committee has implemented a base salary freeze for 1995.

     Compensation of Chief Executive Officer.
     ---------------------------------------

     In fiscal 1994, the annual salary earned by Michael Pickett, the Company's Chief Executive Officer, increased from $490,066 to $501,630, an increase that is equal to the amount of annual club dues that the Company had previously paid on his behalf. Mr. Pickett's base salary is determined pursuant to the terms of his employment agreement with the Company. Under his employment agreement, he participates in the Company's Management Incentive Bonus Plan as adopted from time to time by the Committee. Based on (a) improvements in the Company's performance and profitability in fiscal 1993 and (b) an increase in Mr. Pickett's responsibilities, as a result of a significant increase in both the Company's size and sales volume, the Committee determined that an increase in Mr. Pickett's base salary would have been appropriate. However, with the agreement of Mr. Pickett, the Committee agreed to increase the long-term compensation component of his compensation by increasing the amount of stock options that he would otherwise ordinarily receive under the Company's long-term incentive strategy, described above, at his next scheduled award date.
 The potential target bonus payable to Mr. Pickett, upon achievement of predetermined objectives set forth in the 1994 Incentive Program, was not raised from the 1993 level of $309,752. Mr. Pickett's bonus depends entirely on the Company achieving certain net income objectives each quarter. Pursuant to the 1994 Incentive Program, Mr. Pickett earned a bonus of $77,438, which amount was tied solely to the achievement of specified net income objectives for the first quarter of the 1994 fiscal year. Mr. Pickett's bonus decreased from fiscal 1993 to fiscal 1994 by $202,250 or approximately 72%.

     The Committee believes that a direct relationship between executive compensation and Merisel's performance, as measured by growth in income and earnings, ultimately results in increased value to the Company's stockholders. The Committee believes that management compensation levels during the Company's 1994 fiscal year appropriately reflect the application of the Committee's compensation policy.


                    ORGANIZATION AND COMPENSATION COMMITTEE

                    Joseph Abrams

                    Dwight A. Steffensen

                    David S. Wagman


 ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Wagman, a member of the Organization and Compensation Committee during the 1994 fiscal year, served as the Chairman of the Board of Directors of the Company from October 1980 to May 1985, as Co-Chairman of the Board of Directors from May 1985 to May 1992 and is presently Vice Chairman of the Board of Directors.

 STOCK PRICE PERFORMANCE GRAPH

 (a) The following graph compares the total cumulative stockholder return on the Common Stock from December 31, 1989 to December 31, 1994 to that of the Standard & Poor's MidCap Index, an index that includes 400 companies with a total capitalization of $462 billion as of December 31, 1994, and (b) a combination, assuming investment on a weighted average basis, of the Standard & Poor's Computer Systems Index and the Standard & Poor's Computer Software & Services Index over the same period. The graph assumes that the value of an investment in Common Stock and in each such index was $100 on December 31, 1989, and that all dividends have been reinvested.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG MERISEL, STANDARD & POOR'S MIDCAP AND
          STANDARD & POOR'S COMPUTER SYSTEMS AND SOFTWARE & SERVICES

                        PERFORMANCE GRAPH APPEARS HERE

                                                         S&P COMPUTER
Measurement Period                          S&P          SYSTEMS AND
(Fiscal Year Covered)        MERISEL        MIDCAP       SOFTWARE & SERVICES
- ---------------------        -------        ------       -------------------
Measurement Pt-  1989        $100           $100         $100
FYE   1990                   $ 38.78        $ 94.9       $100.1
FYE   1991                   $148.96        $142.4       $106.1
FYE   1992                   $165.31        $159.4       $ 95.8
FYE   1993                   $300.00        $181.6       $110.4
FYE   1994                   $130.61        $175.1       $136.0

                                 PROPOSAL NO. 2

                              OPTION PLAN PROPOSAL

      At the Annual Meeting, stockholders of Merisel will be asked to consider and vote on a proposal to reapprove the Company's 1991 Employee Stock Option Plan, as amended (the "Plan"), and to approve amendments to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 shares to 2,000,000 shares and to impose a limitation of 50% of the total number of shares that may be issued pursuant to the Plan as the maximum number of option shares that may be granted to any single employee. On April 10, 1995, the Board of Directors adopted certain amendments to the Plan, subject to ratification by the stockholders at the Annual Meeting. Stockholder approval is needed to increase the number of shares available for option grant under the Plan and to impose a limitation on the maximum number of option shares that can be granted to any single employee under the Plan. As amended, the maximum number of shares of Common Stock which may be issued upon the exercise of options granted or to be granted under the Plan is 2,000,000 shares.

      The Board of Directors believes the issuance of stock options to persons in responsible positions at Merisel and its subsidiaries furthers the growth, development and financial success of Merisel by providing incentives to such persons and by assisting them to acquire shares of Common Stock and to benefit directly from Merisel's growth, development and financial success. The Plan was adopted for this purpose. The Board does not believe there are sufficient shares available under the Plan to achieve this purpose and so has approved the amendments increasing the number of shares available under the Plan. In order for the Plan to qualify for the "performance based" compensation exception to the Internal Revenue Code provisions limiting the deductibility of compensation to certain executive officers in excess of $1 million, stockholders must approve a limitation on the maximum number of option shares that can be granted to any single employee under the Plan.

      For certain information regarding options granted under the Plan, see "Executive Officers, Compensation and Other Information--Options in 1994 Fiscal Year". The following additional information regarding the Plan should be considered in connection with this Proposal.

 HISTORY OF THE PLAN

      The Plan, originally covering 500,000 shares was adopted by the Board of Directors and approved by the stockholders on May 22, 1991. The Plan terminates
 in 2001.   On April 10, 1995, the Board of Directors made certain amendments to the Plan including, subject to stockholder approval, to increase the number of shares of Common Stock available for issuance thereunder to 2,000,000 shares, and to impose a limitation on the maximum number of options that maybe awarded to any single employee over the life of the Plan.

 DESCRIPTION OF THE PLAN

      To date, only Messrs. Pickett and Brill have been granted options under the Plan. Going forward the Company only intends to make option grants under the Plan and under the Nonemployee Director Plan and not under any other of the Company's stock option plans. Under the Plan, the directors, officers and employees of the Company or any of its subsidiaries, excluding those directors who serve on the option committees that administer the Plan, are eligible to participate in the Plan. As of December 31, 1994, approximately 3,072 persons were eligible to participate in the Plan.

      The Plan provides that it may be administered by the Board of Directors or a committee of the Board of Directors. The Plan is presently administered and options are granted by a committee comprised of Messrs. Wagman, Abrams and Steffensen. The committee has complete discretion as to selection of optionees under the Plan, the time and conditions under which options will become exercisable and the amount of options granted to respective optionees. The Board of Directors or the committee also has complete discretion as to the exercise price of options, but the exercise price must be at least equal to the fair market value of the Common Stock in the case of an incentive stock option and, in the case of a nonqualified stock option, at least equal to 85% of the fair market value of the Common Stock, on the date the option is granted. However, options granted at less than fair market value will not qualify as "performance based" compensation under the Internal Revenue Code, and may be nondeductible. The Board of Directors or the committee also sets the termination date for each option when it grants that option, but options must expire within ten years after the date of grant. The Plan, as proposed to be amended, provides that any single employee may only receive 50% of the total number of shares that may be issued under the Plan. In addition, the value of the Common Stock subject to incentive stock options first exerciseable in any calendar year cannot exceed $100,000 for any optionee (with such value determined as of the grant date).

      Options granted under the Plan may be intended to qualify as incentive stock options or they may be designated and treated as nonqualified stock options. There are certain differences between an incentive stock option and a nonqualified stock option with respect to the income tax effect on both the optionee and the granting employer. As discussed below, Merisel may not take a deduction from its taxable income upon the exercise of an incentive stock option, whereas Merisel is allowed such a deduction upon the exercise of a nonqualified stock option to the extent of the income then attributed to the optionee.

      Options may be exercised under the Plan by payment of the full exercise price in cash or such other form of lawful consideration as the Board of Directors or committee may approve from time to time, including promissory notes and also including the assignment and transfer by the optionee to Merisel of outstanding shares of Common Stock previously held by the optionee. The shares of Common Stock transferred to Merisel in payment of the exercise price of an option would be valued at their fair market value on the date of transfer. This permits the so-called "pyramiding" of shares. Pyramiding is a technique under which an optionee requests an issuer automatically to apply the shares received upon the exercise of a portion of a stock option to satisfy the exercise price for additional portions of the option. The effect of pyramiding is to allow an optionee to deliver a relatively small number of shares in satisfaction of the exercise price of a significantly greater number of shares subject to the option.

      If the employment of an optionee is terminated for any reason other than death or disability, any options granted to such optionee will expire within up to 90 days after such termination. In the event of termination of employment because of death of the optionee, the option may be exercised (to the extent exercisable at the date of death) within 180 days. In the event of termination of employment because of the disability of the optionee, the option may be exercised (to the extent exerciseable at the date of termination) within one year. Options are not assignable except by will or by the laws of descent and distribution. During the lifetime of the optionee, each option is only exerciseable by the optionee.

      The maximum number of shares which may be issued under the Plan, and all options outstanding thereunder, will be adjusted for stock splits, stock dividends and similar capital changes. The Plan provides that the Board of Directors or committee may amend the Plan and modify an option, accelerate exercise dates or amend any of the terms, but no existing rights may be altered without the optionee's approval.

      Under certain circumstances, extension or modification to outstanding options might result in disqualification of an option as "performance based" compensation and the loss of deductions if the option holder is one of the five most highly compensated officers of the Company in the year in which the option is exercised.

      The above description of the Plan is necessarily brief and general, and is qualified by reference to the full text of the Plan. Stockholders are urged to read the Plan, as amended, a copy of which is attached hereto as Annex A, in its entirety.

 FEDERAL INCOME TAX CONSEQUENCES

      Incentive Stock Options. No taxable income will be recognized by an optionee upon the grant or exercise of any incentive stock option. However, the excess of the fair market value of incentive stock options on the date of exercise over the exercise price will be treated as an item of tax preference and may subject the optionee to the alternative minimum tax. This preference item is taken into account in the first taxable year in which the optionee's rights in the stock are freely transferable or not subject to a substantial risk of forfeiture, which, with respect to any stock so restricted, would be on the date Merisel's right to repurchase the stock at the option exercise price expires. The optionee may, however, make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and thereby cause the preference item to be taken into account in the taxable year of exercise. Merisel will not be entitled to any income tax deduction as the result of the grant or exercise of any incentive stock option.

      Gain or loss resulting from the subsequent sale of stock acquired upon exercise of any incentive stock option will be long-term capital gain or loss if such sale is made after two years from the date of the grant of the option and after one year from the transfer of such stock to the optionee upon exercise, provided that the optionee is an employee of Merisel from the date of grant until three months before the date of exercise. In the event of the optionee's death or disability prior to exercise of an incentive stock option, special rules apply in determining whether gain or loss upon sale of the stock acquired upon exercise of such option will be taxable as long-term capital gain or loss.

      If the subsequent sale of stock is made prior to the expiration of such two-year or one-year periods, the optionee will recognize ordinary income in the year of sale in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, provided that if such sale is a transaction in which a loss (if sustained) would have been recognized by the optionee, the amount of ordinary income recognized by the optionee will not exceed the excess (if any) of the amount realized on the sale over the option price. Merisel will then be entitled to an income tax deduction of like amount. Any excess gain recognized by the optionee upon such sale would then be taxable as capital gain, either long-term or short-term depending upon whether the stock had been held for more than one year prior to sale.

      Nonqualified Stock Options. Generally, at the time of the grant of a nonqualified stock option, no taxable income will be recognized by the optionee and Merisel will not be entitled to a deduction. Upon the exercise of such option, the optionee generally will recognize taxable income and Merisel will then be entitled to a deduction, in the amount by which the then fair market value of the shares of Common Stock issued to such optionee exceeds the option price. However, if an optionee receives stock subject to Merisel's right to repurchase at the exercise price upon the optionee's termination of employment, the optionee will recognize income in the first taxable year in which Merisel's repurchase right expires in an amount equal to the fair market value of the stock (determined at the time Merisel's right expired) over the exercise price for the stock. The optionee may, however, make a Section 83(b) election at the time of exercise and thereby recognize taxable income at the time of exercise.

      Income recognized by the optionee upon exercise of a nonqualified option will be taxed as ordinary income subject to the current maximum federal tax rate for ordinary income of 39.6%. Such income constitutes "wages" with respect to which Merisel is required to deduct and withhold federal and state income tax. Such deductions will be made from the wages, salary, bonus or other income to which the optionee would otherwise be entitled, and at Merisel's election, the optionee may be required to pay to Merisel for the withholding (on the optionee's behalf) any amount not so deducted but required to be so withheld.

      Upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option, which shares were not subject to Merisel's repurchase right or were subject to the optionee's Section 83(b) election, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the fair market value of such shares at the time of exercise. If such shares have been held for more than one year at the time of such disposition the capital gain or loss
 will be long-term.   Upon disposition of shares of stock subject to Merisel's
 repurchase right, the optionee will recognize ordinary compensation income in an amount equal to the excess of the proceeds received from the disposition over the option exercise price for the shares.

      Capital Gains. If a sale of stock received upon exercise of either an incentive stock option or nonqualified stock option qualifies for either short or long-term capital gain treatment, any gain from such a sale would be taxed at the current maximum federal tax rate for capital gains of 28%.

      Exercising Options with Shares of Common Stock. To the extent an optionee pays all or part of the option price by tendering shares of stock owned by the optionee, the tax consequences described above generally would apply. However, the number of shares received (upon exercise) equal to the number of shares surrendered in payment of the aggregate option price will have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized and any cash paid on such exercise and a holding period which commences on the date of exercise.

      Under proposed Treasury regulations, if an optionee exercises an option by tendering shares previously acquired on the exercise of an incentive stock option, a disqualifying disposition will occur if the applicable holding period requirements have not been satisfied with respect to the surrendered stock.
 The consequence of such a disqualifying disposition is that the optionee may recognize ordinary income at that time.

      Acceleration of Stock Options Upon Transfer of Control. Pursuant to the Plan, upon the occurrence of certain events involving a change of control of Merisel, the exercisability of nonqualified stock options and incentive stock options may be accelerated or payments may be made to cancel unexercisable options. Such acceleration or payment may be determined to be, in whole or in part, a "parachute payment" for federal income tax purposes if it arises from any events connected with a change of control of Merisel. If the present value of all of the optionee's parachute payments exceeds three times the optionee's average annual compensation for the past five years, the optionee will be subject to a special excise tax of 20% on the "excess parachute payment." Such tax will be applied to the amount of such parachute payment which is in excess of the greater of such average annual compensation of the optionee or an amount which the optionee establishes as reasonable compensation. In addition, Merisel will not be allowed a deduction for such "excess parachute payment."

      Compensation Deduction Limitation. Upon exercise, options granted under the Plan to a "covered employee" (defined below) with an exercise price equal to or greater than the fair market value of the common stock at the time of grant should not be subject to the $1.0 million deduction cap for compensation paid to certain executives of publicly held corporations such as Merisel, assuming the stockholders approve Proposal 2 amending the Plan. Upon such stockholder approval, the Plan should satisfy the exemption from the deduction cap for "performance based" compensation as articulated in the Proposed Treasury Regulations.

      Upon exercise, options granted to a "covered employee" with an exercise price less than the fair market value of the common stock at the time of grant would be subject to the $1.0 million deduction cap for Merisel. The $1.0 million deduction cap is reduced by the amount of any nondeductible "excess parachute payment." (See "Acceleration of Stock Options Upon Transfer of Control"). For purposes of this summary, a "covered employee" is an optionee who, on the last day of the taxable year of Merisel, is the chief executive officer or one of the four other most highly compensated executive officers for proxy disclosure purposes.

      The foregoing summary of the effects of federal income taxation upon optionees under the Plan and the Company with respect to shares issued under the Plan does not purport to be complete and reference is made to the applicable provisions of the Internal Revenue Code of 1986, as amended.


                               RELATIONSHIP WITH
                        INDEPENDENT PUBLIC ACCOUNTANTS


           The Company has appointed Deloitte & Touche, certified public accountants, to continue as the Company's auditors and to audit the books of account and other records of the Company for the fiscal year ending December 31, 1995. Deloitte & Touche, previously Deloitte Haskins & Sells, has audited the Company's financial statements since 1981. A representative of that firm is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. The Company has been advised that neither such firm, nor any of its partners or associates, has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.

                                  OTHER MATTERS

           The Board of Directors does not know of any other matters to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote on them in accordance with their best judgment.

               STOCKHOLDERS' PROPOSALS FOR 1996 ANNUAL  MEETING

           Proposals of stockholders which are intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company by December 15, 1995 for inclusion in the Company's Proxy Statement relating to the 1996 Annual Meeting of Stockholders.

                                  ANNUAL REPORTS

           A copy of the 1994 Annual Report to Stockholders (the "Annual Report") is being mailed to each stockholder of record together with this Proxy Statement. In March 1995, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 1994. The Form 10-K contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which are not included in the Annual Report. A COPY OF THE FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO: Susan T. Stillings, Director, Investor Relations, Merisel, Inc., 200 Continental Boulevard, El Segundo, California 90245. The Annual Report and Form 10-K are not part of the Company's soliciting material.

                                          By Order of the Board of Directors

                                          /s/ JAMES L. BRILL

                                          James L. Brill
                                          Secretary



 El Segundo, California
 April 14, 1995

                                    ANNEX A

                                 MERISEL, INC.

                        1991 EMPLOYEE STOCK OPTION PLAN
                      (AS AMENDED THROUGH APRIL 10, 1995)

  Section 1. Description of Plan. This is the Employee Stock Option Plan dated April 19, 1991 (the "Plan") of Merisel, Inc., a Delaware Corporation (the "Company"). Under this Plan, employees and directors of the Company or of any present and future subsidiaries of the Company to be selected as below set forth, may be granted options ("Options") to purchase shares of the common stock, without par value, of the Company ("Common Stock"). For purposes of this Plan, the term "subsidiary" means any corporation 50% or more of the voting stock of which is owned by the Company or by a subsidiary (as so defined) of the Company. It is intended that the Options under this Plan will either qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and be designated "Incentive Stock Options" or not quality for such treatment ("Non-qualified Stock Options") and be designated Non-qualified Stock Options.

  Section 2. Purpose of Plan. The purpose of this Plan and of granting options to specified employees is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to certain directors, officers and employees holding responsible positions by assisting them to acquire shares of Common Stock and to benefit directly from the Company's growth, development and financial success.

  Section 3. Eligibility. The persons who shall be eligible to receive grants of Options under this Plan shall be the directors, officers and employees of the Company or any of its subsidiaries, excluding those directors who serve on the Option Committee (as defined in Section 4). A person who holds an Option is herein referred to as an "Optionee". More than one Option may be granted to any one Optionee.

  The aggregate fair market value (determined as of the time an Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee in any calendar year under this Plan and any other incentive stock option plans (which quality under Section 422 of the Code) of the Company or any subsidiary shall not exceed $100,000.

  Notwithstanding the foregoing, no Optionee may be granted Options to purchase an aggregate number of shares of Common Stock amounting to 50% or more of the total number of shares that may be issued pursuant to this Plan upon the exercise of Options granted hereunder.

  Section 4. Administration. The Plan shall be administered by a committee (the "Option Committee") to be composed of at least two members of the Board of Directors of the Company (the "Board") each of whom is both a "disinterested" director (as such term is used in Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934) and (after the first meeting of the Company's stockholders at which directors are elected after January 1, 1996) an "outside" director (as such term is defined or interpreted for purposes of Section 162(m) of the Code). Members of the Option Committee shall be appointed, both initially and as vacancies occur, by the Board, to serve at the pleasure of the Board. The entire Board may serve as the Option Committee, if by the terms of this Plan all Board members are otherwise eligible to serve on the Option Committee. No person may serve as a member of the Option Committee if such person is not "disinterested" as defined under Rule 16b-3 and (after the first meeting of the Company's stockholders at which directors are elected after January 1, 1996) an "outside" director under Section 162(m) of the Code. The Option Committee shall meet at such times and places as it determines and may meet through a telephone conference call. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Option Committee. A memorandum signed by all of its members shall constitute the decision of the Option Committee without necessity, in such event, for holding an actual meeting. The Option Committee is authorized and empowered to administer the Plan and, subject to the Plan (i) to select the Optionees, to specify the number of shares of

Common Stock with respect to which Options are granted to each Optionee, to specify the Option Price and the terms of the Options, and in general to grant Options; (ii) to determine the dates upon which Options shall be granted and the terms and conditions thereof in a manner consistent with this Plan, which terms and conditions need not be identical as to the various Options granted;
(iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules relating to the Plan; (v) to accelerate the time during which an Option may be exercised, notwithstanding the provisions in the option stating the time during which it may be exercised; (vi) to accelerate the date by which any unexercised but vested portion of an Option terminates, thereby requiring the Optionee to exercise the vested unexercised portion of such Option or forfeit it, but in no event shall such date be less than two (2) weeks later than the date the Optionee is informed of such acceleration; and (vii) to determine the rights and obligations of participants under the Plan. The interpretation and construction by the Option Committee of any provision of the Plan or of any Option granted under it shall be final. No member of the Option Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

  Section 5. Shares Subject to the Plan. The aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan shall not exceed 2,000,000 shares. Upon the expiration or termination for any reason of an outstanding Option which shall not have been exercised in full, any shares of Common Stock then remaining unissued which shall have been reserved for issuance upon such exercise shall again become available for the granting of additional Options under the Plan.

  Section 6. Option Price. Except as provided in Section 11, the purchase price per share (the "Option Price") of the shares of Common Stock underlying each Incentive Stock Option shall be not less than the fair market value of such shares on the date of granting of the Incentive Stock Option; provided, however, that if the Optionee is a ten percent (10%) stockholder of the Company as detailed in Code Section 422A(b)(6) at the time such Option is granted, the Option Price shall be not less than 110 percent (110%) of said fair market value. The Option Price of the shares of Common Stock underlying each Non-qualified Stock Option shall be not less than eighty-five percent (85%) of the fair market value of such shares on the date of granting of the Non-qualified Stock Option. Such fair market value shall be determined by the Option Committee on the basis of reported closing sales on such date or, in the absence of reported sales on such date, on the basis of the average of reported closing bid and asked prices on such date. In the absence of either reported sales or reported bid and asked prices, the Option Committee shall determine such market value on the basis of the best available evidence.

  Section 7. Exercise of Options. Subject to all other provisions of the Plan, each Option shall be exercisable for the full number of shares of Common Stock subject thereto, or any part thereof, in such installments and at such intervals as the Option Committee may determine in granting such Option, provided that no option may be exercisable subsequent to its termination date. Each Option shall terminate and expire, and shall no longer be subject to exercise, as the Option Committee may determine in granting such Option, but in no event later than ten years after the date of grant thereof, unless the Optionee is a ten percent (10%) stockholder of the Company as described in
Section 422(b)(6) of the Code at the time such Option is granted, in which case the Option shall terminate and expire no later than five years from the date of grant thereof. The Option shall be exercised by the Optionee by giving written notice to the Company specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash, by check or in such other form of lawful consideration as the Board may approve from time to time, including, without limitation and in the sole discretion of the Board, the assignment and transfer by the Optionee to the Company of outstanding shares of the Company's Common Stock theretofore held by Optionee.

  Section 8. Issuance of Common Stock. The Company's obligation to issue shares of its Common Stock upon exercise of an Option granted under the Plan is expressly conditioned upon (a) the Company registering the issuance of such shares to the Optionee and the resale to the public of such shares under the Securities Act of 1933, as amended (the "Act"), on a Form S-8 or upon such other qualification or exemption of such shares, and any shares issuable under any other Company employee stock or related plan, under any state and/or federal law or rulings or regulations thereunder, as the Company in its sole and absolute discretion shall deem necessary and (b) the making of such investment or other representations and undertakings by the Optionee (or his legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any such registration or other qualification of such shares which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir or legatee): (a) is purchasing such shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have a legend placed upon the face and reverse of any certificates evidencing such shares (or, if applicable, an appropriate data entry made in the ownership records of the Company) setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereof, (ii) that, prior to effecting any sale or other disposition of any such shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company and its counsel, to the effect that (A) such Company Stock is exempt from registration under the Act and otherwise complies with federal and state securities laws and (B) the issuance of such shares, when combined with the issuance of Common Stock or other securities of the Company issuable under any other Company employee stock option or related plan, will not result in a violation of federal or state securities laws.

  Section 9. Nontransferability. No Option shall be assignable or transferable, except that an Option shall be transferable by will or by the laws of descent and distribution. During the lifetime of the Optionee, each Option shall be exercisable only by the Optionee.

  Section 10. Recapitalization, Reorganization, Merger or Consolidation. If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for different securities through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made (a) in the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan, as provided in Section 5, and
(b) in the number, price, and kind of shares subject to any outstanding Option granted under the Plan.

  Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive, the Plan and each outstanding Option shall terminate; provided that in such event (a) each Optionee who is not tendered an option by the surviving corporation in accordance with all of the terms of provision (b) immediately below or who does not accept any such substituted option which is so tendered, shall have the right until ten days before the effective date of such dissolution, liquidation, reorganization, merger or consolidation in which the Company is not the surviving corporation, to exercise, in whole or in part, any unexpired Option or Options issued to him which said Optionee is then capable of exercising pursuant to the installment provisions of said Option and of
Section 7 of the Plan; provided, however, that should the Option Committee so elect in its sole and absolute discretion said Optionee may be given the option of exercising, in whole or in part, any unexpired Option, without regard to said installment provisions or may elect that said Optionee may be given the right to surrender such Option or Options to the Company for a price (which may be payable, in the sole discretion of the Option Committee, in cash or in securities of the Company or in a combination of both), equal to the difference between the aggregate exercise price of the Option or Options without regard to said installment provisions and the aggregate fair market value (as determined in the manner provided in Section 6 above) of the shares subject to such Option or Options on the date one day before the effective date of such dissolution, liquidation, reorganization, merger or consolidation; or (b) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any Optionee an option or options to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required substantially to preserve the rights and benefits of any Option then outstanding under the Plan.

  To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as herein before expressly provided in this Section 10, (a) the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and (b) the number or price of shares of Common Stock subject to any Option shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or consolidation, or any issuance by the Company of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

  The grant of an Option under the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structures or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets.

  Section 11. Substitute Options. If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets of such corporation, Options may be granted under the Plan to those employees of such corporation or its subsidiaries who, in connection with such succession, become employees of the Company or its subsidiaries, in substitution for options to purchase stock of such corporation held by them at the time of succession. The Option Committee shall in its sole and absolute discretion determine the extent to which such substitute Options shall be granted (if at all), the person to receive such substitute Options (who need not be all optionees of such corporation), the number of Options to be received by each such person, the Option Price of such Option (which may be determined without regard to Section 6) and the terms and conditions of such substitute options; provided, however, that the Option Price of each such substituted Option shall be an amount such that, in the sole and absolute judgment of the Option Committee and in compliance with Section 424(a) of the Code, the economic benefit provided by such Option is not greater than the economic benefit represented by the option in the acquired corporation as of the date of the Company's acquisition of such corporation. Notwithstanding anything to the contrary herein, no option shall be granted, nor any action taken, permitted or omitted, which would cause the Plan, or any Options granted hereunder as to which Rule 16b-3 may apply, not to comply with such Rule.

  Section 12. Option Agreement. Each Option granted under the Plan shall be evidenced by a written stock option agreement executed by the Company and accepted by the Optionee, which (a) shall contain each of the provisions and agreements herein specifically required to be contained therein, (b) shall contain terms and conditions permitting each such Incentive Stock Option to qualify for treatment as an incentive stock option under Section 422 of the Code, (c) may contain the agreement of the Optionee to remain in the employ of, and to render services to, the Company or any of its subsidiaries for a period of one year from the date of the Option, but such agreement shall not impose upon the Company or any of its subsidiaries any obligation to retain the Optionee in their employ for any period whatever, and (d) may contain such other terms and conditions as the Option Committee deems desirable and which are not inconsistent with the Plan.

  Section 13. Rights as a Stockholder. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by this Option until exercise thereof. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the exercise date, except as expressly provided in Section 10.

Section 14. Termination of Options. Each Option granted under the Plan shall set forth a termination date thereof, which date shall be not later than ten years from the date such Option is granted. In any event all Options shall terminate and expire upon the first to occur of the following events:

    (a) the expiration of three months from the date of an Optionee's termination of employment (other than by reason of death), except that if an Optionee is then disabled (within the meaning of Section 105(d)(4) of the Code), the expiration of one year from the date of such Optionee's termination of employment; or

    (b) the expiration of one year from the date of the death of an Optionee if his death occurs while he is, or not later than three months after he has ceased to be, employed by the Company or any of its subsidiaries in a capacity in which he would be eligible to receive grants of Options under the Plan; or

    (c) the termination of the Option pursuant to Sections 10 and 19 of the Plan.

  The termination of employment of an Optionee by death or otherwise shall not accelerate or otherwise affect the number of shares with respect to which an Option may be exercised and such Option may only be exercised with respect to that number of shares which could have been purchased under the Option had the Option been exercised by the Optionee on the date of such termination.

  Section 15. Withholding of Taxes. The Company may deduct and withhold from the wages, salary, bonus and other compensation paid by the Company to the Optionee the requisite tax upon the amount of taxable income, if any, recognized by the Optionee in connection with the exercise in whole or in part of any Option or the sale of Common Stock issued to the Optionee upon exercise of the Option, all as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's concurrent or next payment of wages, salary, bonus or other income to the Optionee or by payment to the Company by the Optionee of required withholding tax, as the Option Committee may determine.

  Section 16. Effectiveness and Termination of Plan. The Plan shall be effective on the date on which it is adopted by the Board of Directors; provided, however, (a) the Plan shall be approved by the stockholders of the Company within 12 months of such date of adoption by the Board of Directors,
(b) no Option shall be exercised pursuant to the Plan until the Plan has been approved by the stockholders of the Company, and (c) no Option may be granted hereunder on or after that date which is ten years from the effective date of the Plan. The Plan shall terminate when all Options granted hereunder either have been fully exercised, and all shares of Common Stock which may be purchased pursuant to the exercise of such Options have been so purchased, or have expired; provided, however, that the Board of Directors of the Company may in its absolute discretion terminate the Plan at any time. No such termination, other than as provided for in Section 10 hereof, shall in any way affect any Option then outstanding.

  Section 17. Amendment of Plan. The Board may (a) make such changes in the terms and conditions of granted Options as it deems advisable, provided each Optionee affected by such change consents thereto, and (b) make such amendments to the Plan as it deems advisable. Such amendments and changes shall include, but not be limited to, acceleration of the time at which an Option may be exercised, but may not, without the written consent or approval of the holders of a majority of that voting stock of the Company which is represented and is entitled to vote at a duly held stockholder's meeting (a) increase the maximum number of shares subject to Options, except pursuant to Section 10 of the Plan,
(b) decrease the Option Price requirement contained in Section 6 (except as contemplated by Section 11) of the Plan, (c) change the designation of the class of employees eligible to receive Options, (d) modify the limits set forth in Section 3 of the Plan regarding the value of Common Stock for which any Optionee may be granted Incentive Stock Options, unless the provisions of
Section 422A(b)(7) of the Code are likewise modified or (e) in any manner materially increase the benefits accruing to participants under the Plan.

  Section 18. Repurchase of Stock. At the discretion of the Board, the Option granted to an Optionee may provide that the Company or its nominee shall have the right, in their sole and absolute discretion to do either or both of the following:

    (a) to purchase any and all shares of Common Stock purchased pursuant to the exercise of Options granted under the Plan, whether or not such shares are then held by an Optionee and whether or not accelerated pursuant to
  Section 4 hereof. Such right shall terminate upon the sale of such shares in a broker's transaction in accordance with applicable federal and state securities laws, subsequent to the date the Company has registered shares of Stock under the Act. The price for repurchase of such shares of Common Stock shall be the fair market value of such shares as determined in the sole and absolute discretion of the Company.

    (b) to purchase any and all shares of Common Stock purchased pursuant to the exercise of Options granted under the Plan if the Optionee shall leave the employ of the Company, either voluntarily or involuntarily. The price for repurchase of such shares of Common Stock shall be the Option Price of the Options which were exercised in order to receive such shares.

  Section 19. Termination of Employment. Notwithstanding any other provision of the Plan, the Company shall retain the right to terminate all unexercised Options, whether vested or not, granted to an Optionee pursuant to the Plan if the employment of such Optionee is terminated, except if such termination of employment is by reason of death or permanent disability.

                                 MERISEL, INC.
                           200 CONTINENTAL BOULEVARD
                             EL SEGUNDO, CALIFORNIA

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MERISEL, INC.

  The undersigned stockholder of Merisel, Inc., a Delaware corporation, acting under the Delaware General Corporation Law, hereby constitutes and appoints Michael D. Pickett and James L. Brill, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders of said corporation to be held on May 16, 1995 at 3:00 p.m. at 200 Continental Boulevard, El Segundo, California, and at any adjournments thereof, and be entitled to vote, as follows:

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL
                   NO. 1 AND FOR APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 1: To elect three Class II directors to the Board of Directors for terms expiring in 1998.

    [_] FOR ALL NOMINEES LISTED BELOW   [_] WITHHOLD AUTHORITY TO VOTE
        (EXCEPT AS INDICATED BELOW)         FOR ALL NOMINEES LISTED BELOW

   Joseph Abrams            Dr. Arnold Miller            Michael D. Pickett

Instructions: To withhold authority to vote for any individual nominee write in that nominee's name in the space provided:

- --------------------------------------------------------------------------------
PROPOSAL NO. 2: To (a) reapprove the Company's 1991 Employee Stock Option Plan, as amended (the "Plan"), and (b) approve amendments to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 shares to 2,000,000 shares and to establish a per employee maximum grant of option shares under the Plan.

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

  Said attorneys and proxies, and each of them, shall have the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such Meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. SAID PROXIES, WITHOUT HEREBY LIMITING THEIR GENERAL AUTHORITY, ARE SPECIFICALLY AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING; MATTERS PRESENTED AT THE MEETING BUT WHICH ARE NOT KNOWN TO THE BOARD OF DIRECTORS AT THE TIME OF THE SOLICITATION OF THIS PROXY; AND WITH RESPECT TO THE ELECTION OF ANY PERSON AS A DIRECTOR IF A BONA FIDE NOMINEE FOR THAT OFFICE IS NAMED IN THE PROXY STATEMENT AND SUCH NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.

                      IMPORTANT--PLEASE SIGN ON OTHER SIDE


  A majority of the above-named proxies present at said Meeting, either in person or by substitute (or if only one thereof shall be present and acting, then that one), shall have and exercise all powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR APPROVAL OF PROPOSAL NO. 2.

  The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement relating to the Meeting and a copy of the Company's 1995 Annual Report to Stockholders.

                                                --------------------------------
                                                    Signature of Stockholder

                                                Dated:                    , 1995
                                                       -------------------

                                                --------------------------------
                                                     Signature of Stockholder

                                                Dated:                    , 1995
                                                      --------------------

                                                IMPORTANT: In signing this
                                                proxy, please sign your name or
                                                names on the signature lines in
                                                the same way as it is stenciled
                                                on this proxy. When signing as
                                                an attorney, executor,
                                                administrator, trustee or
                                                guardian, please give your full
                                                title as such. EACH JOINT TENANT
                                                SHOULD SIGN.

               PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
                   IN THE POSTAGE PREPAID ENVELOPE PROVIDED.